CONSULTING AGREEMENT

         This CONSULTING AGREEMENT ("Agreement") is made and entered into in duplicate and shall be effective on June 23, 2003 ("Effective Date"), by and between Aegis Assessments, Inc., a Delaware corporation ("Corporation"), and Steven Stein ("Consultant").

                                    RECITALS

     A. It is the desire of the Corporation to establish an office for business development in Scottsdale, Arizona to commercially exploit the Corporation's products and technologies for homeland defense and other applications in the Western United States (hereinafter the "Territory").

     B. It is further the desire of the Corporation to engage the services of the Consultant to consult with the Corporation regarding the sales, marketing, development and implementation of the Corporation's products and technologies, including but not limited to (i) the Aegis SafetyNet(TM)Mobile Command Post ("Aegis MCP"), a mobile wireless communication solution and information-sharing platform for emergency responders, and (ii) the EKHO radio bridge, a stand-alone product in the process of development which creates a "bridge" between radios operating on different frequencies (for purposes of this Agreement, the Aegis MCP and the EKHO, as well as related wireless technology and software, may be collectively referred to herein as the "Products"). It is further the desire of the Corporation that Consultant assist the Corporation in developing points of contact with various public safety agencies located in the Territory; that Consultant identify companies as potential channel partners, distributors or subdistributors for inventorying, selling, servicing and distribution of the Products and related wireless technology and software (collectively, the "SafetyNet(TM)") in the Territory; and, further, that the Consultant contact law enforcement agencies and government agencies in the Territory to promote the use of the Products in homeland defense and other applications in the Territory.

     C. It is the desire of the Consultant to so consult with the Board of Directors of the Corporation ("Board") and the officers of the Corporation concerning the matters specified in Recital B above; to provide the Corporation with office facilities in Scottsdale, Arizona sufficient for the purposes specified in this Agreement; and to further provide the Corporation with his expertise in sales, marketing, business development and public relations to promote the development and implementation of the SafetyNet(TM) with businesses and government agencies throughout the Territory.


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         NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES, COVENANTS AND
UNDERTAKINGS HEREIN SPECIFIED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION, THE RECEIPT AND SUFFICIENCY OF WHICH ARE HEREBY ACKNOWLEDGED, WITH THE INTENT TO BE OBLIGATED LEGALLY AND EQUITABLY, THE PARTIES AGREE AS FOLLOWS:

         1. Term of Agreement. The respective duties and obligations of the parties shall commence on the Effective Date and shall continue until and terminate on June 23, 2004.

         2. Consultations. The Consultant shall consult with the Board and the officers of the Corporation, at reasonable times, concerning any issue of importance regarding the matters specified in Recital B above. The parties agree that time is of the essence due to the nature of this Agreement and the consulting services to be provided to the Corporation by Consultant hereunder. Therefore, Consultant shall make his best efforts to remain accessible to the Corporation at all reasonable times and without regard to Consultant's physical location. Consultant therefore shall keep the Corporation supplied with Consultant's mobile telephone number, email address, current residence address, office address, residence telephone number, office telephone number, pager number, and all other reasonable means of contacting Consultant. Consultant recognizes and agrees that his failure to communicate with the Corporation at reasonable times will deprive the Corporation of the benefits of this Agreement and is cause for terminating this Agreement.

         3. Office Facilities. During the term of this Agreement the Consultant shall, at his own expense, provide the Corporation with physical office facilities located in Scottsdale, Arizona, sufficient for the purposes contemplated by this Agreement. The Consultant shall bear his own costs related to leasing, maintaining and operating such office facilities.

         4. No Management Power of Consultant. The business affairs of the Corporation and the operation of the business of the Corporation shall be conducted by the officers and administrative staff and employees of the Corporation. The Consultant shall not have any power or obligation of direction, management, supervision or control of the officers, administrative staff or other employees of the Corporation or otherwise be involved with the management of the business of the Corporation during the term of this Agreement.

         5. Authority to Contract. The Consultant shall have no power to, and the Consultant shall not, obligate the Corporation in any manner whatsoever to any contract, agreement, undertaking, commitment or other obligation.

         6. Compensation. In lieu of cash compensation, the Corporation shall issue and deliver to Consultant 300,000 shares of the Corporation's common stock as soon as practicable after the Effective Date. Thereafter, from time to time during the term of this Agreement, and at the sole discretion of the Board, the Corporation may issue additional tranches of common stock based on Consultant's satisfactory performance of services hereunder, up to a maximum of an additional 300,000 shares during the term of this Agreement. Consultant shall make periodic reports to the Board specifying the services performed for the Corporation by the Consultant, and Consultant shall provide the Board with such documentation and information as is necessary for the Board to evaluate the Consultant's performance of his obligations under this Agreement. The Corporation shall make good faith efforts to register stock issued or to be issued to the Consultant pursuant to this Agreement as soon as practicable after the Effective Date; provided that the Corporation reserves the right to accelerate, delay or extend the issuance of such tranches based on the Consultant's performance hereunder; and further provided that the Corporation reserves the right to deregister any stock contemplated by this Agreement which Consultant does not earn by performance of his obligations under this Agreement.


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

         7. Training Requirements. The Consultant acknowledges that the Products contain cutting-edge technologies which will require that Consultant acquire and maintain a minimum level of technical training and knowledge in order that Consultant may adequately perform his obligations pursuant to this Agreement. The Consultant will therefore be required to attend, at his own expense, a training session at the Corporation's main offices in Newport Beach, California, which will be conducted by the Corporation's technical staff, within sixty (60) days of the Effective Date of this Agreement. When and as the Corporation develops new technologies, modifies the existing Products, and develops new products, Consultant will be required, upon sixty (60) days notice from the Corporation, to attend (at his own expense) additional training sessions, as the Corporation deems appropriate, to maintain a minimum level of knowledge regarding the Products and new products subject to this Agreement.

         8. Services of Consultant Not Exclusive. The Consultant shall devote such time as is necessary to fulfill his obligations to the Corporation specified in this Agreement. The Consultant may represent, perform services for, and be employed by, any additional persons as the Consultant, in the Consultant's sole discretion, determines to be necessary or appropriate; provided, however, that such performance by Consultant does not interfere with Consultant's performance of services to the Corporation specified in this Agreement.

         9. Relationship Created. The Consultant is not an employee of the Corporation for any purpose whatsoever, but is an independent contractor. The Corporation is interested only in the results obtained by the Consultant. The Consultant shall have the sole and exclusive control of the manner and means of performing. Accordingly, and without limitation, the Corporation shall not have the right to require the Consultant to collect accounts, investigate customer or shareholder complaints, attend meetings, periodically report to the Corporation, follow prescribed itineraries, keep records of business transacted, make adjustments, conform to particular policies of the Corporation, or do anything else outside of requiring the Consultant to consult with the Corporation concerning the matters specified in this Agreement. All expenses and disbursements, including, but not limited to, those for travel and maintenance, entertainment, office, clerical and general administrative expenses, that may be incurred by the Consultant in connection with this Agreement shall be borne and paid wholly and completely by the Consultant, and the Corporation shall not be in any way responsible or liable therefor.

         10. New Developments. Consultant agrees that all designs, plans, reports, specifications, drawings, inventions, processes, and other information or items produced by Consultant concerning the development and implementation of the Products or any new or successor products or technologies (whether relating to the Aegis MCP, the EKHO radio bridge, the SafetyNet(TM) software, or otherwise) will be assigned to the Corporation as the sole and exclusive property of the Corporation and the Corporation's assigns, nominees and successors, as will any copyrights, patents or trademarks obtained by Consultant while performing services under this Agreement. On request and at the Corporation's expense, Consultant agrees to help the Corporation obtain patents and copyrights for any new developments. This includes providing data, plans, specifications, descriptions, documentation, and other information, as well as assisting the Corporation in completing any required application or registration.

         11. Non-Disclosure of Proprietary and Confidential Information By Consultant. During the term of this Agreement, Consultant may have access to Corporation Proprietary Information (as used in this Agreement, the term "Corporation Proprietary Information" shall mean and include, without limitation, any and all marketing and sales data, plans and strategies, financial projections, client lists, prospective client lists, promotional ideas, data concerning the Corporation's services, designs, methods, inventions, improvements, discoveries, designs whether or not patentable, "know-how", training and sales techniques, and any other information of a similar nature disclosed to Consultant or otherwise made known to Consultant as a consequence of or through this Agreement during the term hereof. The term Corporation Proprietary Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Consultant or any agent or representative of Consultant in violation of this Agreement, or (ii) was available to Consultant on a non-confidential basis from a source other than the Corporation, or any of the Corporation's officers, directors, employees, agents


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

or other representatives) or other information and data of a secret and proprietary nature which the Corporation desires to keep confidential. Consultant (and any of his affiliates, related entities, partners, agents and/or employees) agrees and acknowledges that the Corporation has exclusive proprietary rights to all Corporation Proprietary Information, and Consultant hereby assigns to the Corporation all rights that he might otherwise possess in any Corporation Proprietary Information. Except as required in the performance of Consultant's duties to the Corporation, Consultant will not at any time during or after the term hereof, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise put in the public domain, any Corporation Proprietary Information. Consultant agrees to deliver to the Corporation any and all copies of Corporation Proprietary Information in the possession or control of Consultant upon the expiration or termination of this Agreement, or at any other time upon request by the Corporation. The provisions of this section shall survive the termination of this Agreement.


         12. Non-Competition and Non-Circumvention by Consultant. In consideration and recognition of the fact that Consultant has access to Corporation Proprietary Information under the terms and provisions of this Agreement and that the Corporation will be introducing Consultant to various customers and potential customers, product manufacturers, retailers and distributors, Consultant represents, warrants and covenants to the Corporation as follows:

                  (a) Consultant shall at no time disclose to any person, without the Corporation's prior written consent, any of the terms, conditions or provisions specified in this Agreement unless such disclosure is lawfully required by any federal governmental agency or is otherwise required to be disclosed by law or is necessary in any legal proceeding regarding the subject matter of this Agreement.

                  (b) During the term of this Agreement, Consultant shall not circumvent the Corporation for the purpose of transacting any business with any person or entity which business shall interfere with any relationship whatsoever between such person or entity and the Corporation, or use any Corporation Proprietary Information to compete with the business of the Corporation.Consultant shall not solicit any of the Corporation's employees, independent contractors or agents for employment. Consultant shall not hire or engage in any way, any enterprise or person that competes with, or is engaged in a business substantially similar to, the business of the Corporation.

                  (c) Consultant shall not for a period of two (2) years immediately following the termination of this Agreement with Corporation, either directly or indirectly (i) make known to any person, firm or corporation the names or addresses of any of the Corporation's clients or any other information pertaining to them or the Corporation's products or services; (ii) call on, solicit, or take away, or attempt to call on, solicit or take away any of the Corporation's clients either on Consultant's behalf or that of another person, firm or corporation.

                  (d) Consultant shall not, during the term hereof or for a period of two (2) years following such term, enter into an agreement or contract directly with any manufacturer, retailer or distributor introduced to Consultant by the Corporation for any services provided by the Corporation herein or for any similar services.



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


                  (e) Consultant acknowledges and agrees that the representations, warranties and covenants made by Consultant and set forth in this section are material and that the Corporation would not enter into this Agreement without Consultant's making such representations, warranties and covenants to the Corporation.

                  (f) Consultant acknowledges and agrees that any breach by Consultant of the representations, warranties and covenants contained herein will cause irreparable harm and loss to the Corporation, which harm and loss cannot be reasonably or adequately compensated in damages in an action at law. Therefore, Consultant expressly agrees that, in addition to any other rights or remedies which the Corporation may possess, the Corporation shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the representations, warranties and covenants made by Consultant herein.

                  (g) The terms and provisions of this section shall survive the termination of this Agreement for a period of two (2) years.

         13. Indemnification. Each party shall defend and hold the other party harmless from and against, and shall indemnify the other party for, any loss, liability, damage, judgment, penalty or expense (including administrative costs and expenses, attorney's fees and costs of defense) suffered or incurred by any person, or to any property, in relation to any action or inaction taken by such party, whether intentional, negligent or otherwise, or by any of such party's affiliates, directors, officers, employees, representatives or agents (including attorneys, accountants and financial advisors).

         14. Governmental Rules and Regulations. The provisions of this Agreement are subject to any and all present and future statutes, orders, rules and regulations of any duly constituted authority having jurisdiction of the relationship and transactions defined by this Agreement.

         15. Notices. All notices, requests, demands or other communications pursuant to this Agreement shall be in writing or by facsimile transmission and shall be deemed to have been duly given (i) on the date of service, if delivered in person or by facsimile transmission (with the facsimile confirmation of transmission receipt serving as confirmation of service); or (ii) 48 hours after mailing by first class, registered or certified mail, postage prepaid, and properly addressed as follows:

         If to the Corporation:             Aegis Assessments, Inc.
                                            4100 Newport Place, Suite 660
                                            Newport Beach, CA 92660

         If to the Consultant:              Steven Stein
                                            P.O.Box 12242
                                            Scottsdale, AZ 85267-2242

or at such other address as the party affected may designate in a written notice to such other party in compliance with this paragraph.


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

         16. Entire Agreement. This Agreement constitutes the final, complete, and exclusive agreement between the parties with respect to the subject matter hereof and supersedes all prior oral and written, and all contemporaneous oral negotiations, agreements, and understandings. This Agreement may be amended only by an instrument in writing that expressly refers to this Agreement and specifically states that such instrument is intended to amend this Agreement and is signed on behalf of both parties.

         17. Execution in Counterparts. This Agreement many be executed in several counterparts and by facsimile, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         18. Choice of Law and Consent to Jurisdiction. All questions concerning the validity, interpretation or performance of any of the terms, conditions and provisions of this Agreement or of any of the rights or obligations of the parties, shall be governed by, and resolved in accordance with, the laws of the State of California. Any and all actions or proceedings, at law or in equity, to enforce or interpret the provisions of this Agreement shall be litigated in courts having situs within the State of California.

         19. Assignability. Neither party shall sell, assign, transfer, convey or encumber this Agreement or any right or interest in this Agreement or pursuant to this Agreement, or suffer or permit any such sale, assignment, transfer or encumbrance to occur by operation of law without the prior written consent of the other party.

         20. Consent to Agreement. By executing this Agreement, each party, for himself, represents such party has read or caused to be read this Agreement in all particulars, and consents to the rights, conditions, duties and responsibilities imposed upon such party as specified in this Agreement.

         21. Attorney's Fees. In the event of a legal proceeding between the parties to enforce a provision under this Agreement, the prevailing party to such action shall be entitled to recover from the other party its reasonable attorney's fees and costs for participating in the legal action.

         22. Severability. To the extent any provision of this Agreement shall be determined to be unlawful or otherwise unenforceable, in whole or in part, such determination shall not affect the validity of the remainder of this Agreement, and this Agreement shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible. In the absence of such reformation, such part of such provision shall be considered deleted from this Agreement and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. To the extent any provision of this Agreement shall be declared invalid or unenforceable for any reason by any Governmental or Regulatory Authority in any jurisdiction, this Agreement (or provision thereof) shall remain valid and enforceable in each other jurisdiction where it applies. Both parties acknowledges the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         IN WITNESS WHEREOF the parties have executed this Agreement in duplicate and in multiple counterparts, each of which shall have the force and effect of an original, on the date specified in the preamble of this Agreement.

CORPORATION:                                           CONSULTANT:

Aegis Assessments, Inc.,
a Delaware corporation


By:  /s/  Eric Johnson                                /s/  Steven Stein
     -------------------------                        ------------------------
          Eric Johnson                                     Steven Stein
Its:      President